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                                                                     EXHIBIT 8.1

                                January 20, 2000



Merrill Lynch, Pierce, Fenner & Smith Incorporated
North Tower, World Financial Center
250 Vesey Street
New York, New York 10281



                      FUND AMERICA INVESTORS CORPORATION II
                        ASSET-BACKED NOTES, SERIES 2000-1
                           FAIC II ISSUER TRUST 2000-1

Ladies and Gentlemen:

         We have acted as counsel to Fund America Investors Corporation II, a Delaware corporation ("FAIC II"), in connection with the formation of FAIC II Issuer Trust 2000-1, a Delaware statutory business trust (the "Trust" or the "Issuer"). The Trust was organized pursuant to an Agreement of Trust (the "Trust Agreement"), dated as of January 18, 2000, among FAIC II, as depositor (the "Depositor"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, as seller (the "Seller), and Christiana Bank & Trust Company, as issuer trustee (the "Issuer Trustee"), as amended by an Amended and Restated Agreement of Trust, dated as of January 20, 2000, among the Depositor, the Issuer Trustee, and State Street Bank and Trust Company, as issuer certificate agent. The Trust consists primarily of seven securities issued and guaranteed by either the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation (the "Agency Securities") that, pursuant to a Purchase Agreement dated as of January 20, 2000 (the "Purchase Agreement"), FAIC II purchased from the Seller and simultaneously transferred to the Trust pursuant to a Deposit and Sale Agreement, dated as of the same date (the "Deposit Agreement").

         The Issuer and State Street Bank and Trust Company, as note trustee (the "Note Trustee") have entered into a Terms Indenture, dated as of January 20, 2000 (together with the Standard Indenture Provisions incorporated therein by reference, the "Indenture"), in connection with the issuance by the Issuer of $1,986,400 initial principal amount of Class F Asset-Backed Notes and $764,000 initial principal amount of Class S Asset-Backed Notes (together the "Notes"). The Notes have been registered by means of a Registration Statement on Form S-3 (Registration No. 333-33823, as amended) (the "Registration Statement"), pursuant to


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Merrill Lynch, Pierce, Fenner & Smith Incorporated
January 20, 2000
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the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offering from time to time in one or more series of asset backed securities, which Registration Statement includes the related Prospectus dated January 19, 2000 (the "Base Prospectus"), and the Prospectus Supplement dated January 19, 2000 (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"), which were filed by FAIC II with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 under the Securities Act.

         This opinion is furnished to you in accordance with the requirements of the Underwriting Agreement. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Trust Agreement or the Indenture.

    In rendering the opinion expressed below, we have examined the following documents:

        (a) the Registration Statement and the Prospectus, all relating to the Notes;

        (b) the Trust Agreement;

        (c) the Indenture;

        (d) the Purchase Agreement and the Deposit Agreement; and

        (e) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         In such examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us a original,
(iii) the conformity to original documents of copies of documents supplied to us, (iv) the legal capacity of natural persons, and (v) the due authorization, execution, and delivery of documents by all parties and the validity and binding effect thereof.

         We do not purport to express an opinion on any laws other than the federal law of the United States of America. No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Notes under the laws of any state.

         Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that if (i) the Issuer, the Note Trustee, the Issuer Trustee, and certain other parties to the issuance transaction comply (without waiver) with all of the provisions of the Indenture and certain other documents to be prepared and executed in connection with the issuance of the Notes and
(ii) the Issuer issues and sells the Notes as described in the Prospectus, the Notes will be


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Merrill Lynch, Pierce, Fenner & Smith Incorporated
January 20, 2000
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treated for federal income tax purposes as evidences of indebtedness and not as ownership interests in the collateral securing them or as equity interests in the Issuer or in a separate association taxable as a corporation.

         There are no existing regulations under section 385 of the Internal Revenue Code of 1986, as amended (the "Code"), defining instruments as equity or indebtedness for income tax purposes. Furthermore, there are no controlling regulations, published rulings, or judicial decisions involving securities with terms substantially the same as the Notes that discuss, for federal income tax purposes, (i) whether the securities constitute equity or indebtedness or (ii) whether the collateral relating to the securities has been pledged or sold to the holders of the securities. Therefore, our opinion regarding the characterization of the Notes as evidences of indebtedness is based upon rulings and judicial decisions under the Code involving situations that we consider to be analogous and an analysis of all of the facts and circumstances surrounding the issuance and sale of the Notes.

         You should be aware that this opinion represents conclusions as to the application to the Notes of existing law, regulations, administrative rules and practices, and legislative history, including, but not limited to, the official explanation of the Tax Reform Act of 1986. There can be no assurance, however, that existing law will not change or that contrary positions will not be taken by the Internal Revenue Service.

         We consent to your reliance on this opinion letter. Except as provided in the preceding sentence, this opinion letter may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. We do not undertake to advise you of any changes in the opinion expressed herein from matters that might hereafter arise or be brought to our attention.

                                     Very truly yours,


                                     Hunton & Williams